FAB ISLAMIC

PRIVATE & CONFIDENTIAL

Date: 30th December, 2019

Our Ref.: SE/CB/EMAIL/UID-29349/2019

To: Brooge Petroleum and Gas Investment Company FZC. (the **Customer**),
P. O. Box 50170,
Fujairah, U.A.E.

Dear Sirs,

AMENDMENT TO FACILITY LETTER

We (the **Bank**) refer to the Facility Offer Letter Ref. SE/CB/55-126/UID-29349/2018 dated 19th April, 2018 and its all subsequent addendums, under which we granted the Customer the facilities (the **Facility Letter**). Capitalised terms used in this amendment letter (this **Amendment to Facility Letter**), Facility Letter, Facility Offer Letter Ref: CAD/039/14 dated 06th April, 2014 (including its subsequent Facility Offer Letter (Addendums), Facility Offer Letter Ref: CAD/013/17 dated 09th April, 2017 (including its all subsequent Facility Offer Letter (Addendums), other Transaction Documents (collectively the **Facility Offer Letter**) duly executed between the Customer and First Abu Dhabi Bank – Islamic Banking Division (formerly referred to as "National Bank of Abu Dhabi, PJSC - Islamic Banking Division" / "Abu Dhabi National Islamic Finance) shall have the meanings given to them in each respectively.

We are pleased to confirm that with effect from the date of the Customer countersignature of this Amendment to Facility Letter, the terms of the Facility Offer Letter shall be amended by the clauses set out below:

1) **Payment:** The Fixed Rental Payments schedule has been amended with the variation of the amount of Fixed Rental Payments to be paid on Rental Payment Date of 31st January 2020 together with an additional payment on 28th February 2020 has been included in the existing payment schedule, to settle the outstanding Fixed Rental Payments along with all other upcoming Fixed Rental Payments to be paid on their corresponding due dates as per the existing payment schedule of "**Contract for Works & Forward Lease – I**" Facility extended to the Customer under the Facility Offer Letter, as detailed below:

Rental Payment Date	Fixed Rental Payments (AED)
31-Jan-20	3,242,439.00
28-Feb-20	24,286,589.36
30-Apr-20	6,484,359.12
31-Jul-20	6,484,420.73
31-Oct-20	6,484,189.03
31-Jan-21	6,483,953.67
30-Apr-21	6,483,303.80
31-Jul-21	6,483,465.31
31-Oct-21	6,483,218.55
31-Jan-22	6,482,967.90
30-Apr-22	6,482,335.14
31-Jul-22	6,482,448.73
31-Oct-22	6,482,185.95
31-Jan-23	6,481,919.02
30-Apr-23	6,481,304.48
31-Jul-23	6,481,367.08
31-Oct-23	6,481,087.25
31-Jan-24	6,480,803.01
30-Apr-24	6,480,309.99
31-Jul-24	6,480,217.81
31-Oct-24	6,479,919.86
31-Jan-25	6,479,617.22

FAB ISLAMIC الإسلامي

Rental Payment Date	Fixed Rental Payments (AED)
30-Apr-25	6,479,042.65
31-Jul-25	6,478,993.36
31-Oct-25	6,478,676.12
31-Jan-26	6,478,353.88
30-Apr-26	6,477,801.24
31-Jul-26	6,477,690.54
31-Oct-26	6,477,352.77
31-Jan-27	6,477,009.67
30-Apr-27	6,476,480.37
31-Jul-27	6,476,304.33
31-Oct-27	6,475,944.70
31-Jan-28	6,475,579.42
30-Apr-28	6,475,119.42
31-Jul-28	6,474,830.08
31-Oct-28	6,474,447.23
31-Jan-29	6,474,058.34
30-Apr-29	6,473,580.28
31-Jul-29	6,473,260.78
31-Oct-29	6,472,853.19
31-Jan-30	6,472,439.18
30-Apr-30	6,471,989.23
30-Jul-30	6,469,012.50

2) All other details including but not limited to the Pricing and Variable Rental Payments to remain unchanged and to be paid on their corresponding due dates as per the existing payment schedule of "**Contract for Works & Forward Lease – II**" Facility extended to the Customer under Facility Offer Letter, as detailed below:

Rental Payment Date	Fixed Rental Payments (AED)
31-Oct-19	1,980,000.00 (already recovered)
31-Jan-20	1,980,000.00
30-Apr-20	1,980,000.00
31-Jul-20	1,980,000.00
31-Oct-20	1,980,000.00
31-Jan-21	1,980,000.00
30-Apr-21	1,980,000.00
31-Jul-21	1,980,000.00
31-Oct-21	1,980,000.00
31-Jan-22	1,980,000.00
30-Apr-22	1,980,000.00
31-Jul-22	1,980,000.00
31-Oct-22	1,980,000.00
31-Jan-23	1,980,000.00
30-Apr-23	1,980,000.00
31-Jul-23	1,980,000.00

بنك أبوظبي الأول ش.م.ع • بناية بنك أبوظبي الأول، مجمع خليفة للأعمال 1 - منطقة القرم ص.ب 6316 أبوظبي، الإمارات العربية المتحدة • هاتف: 6600 410 2 971+ • فاكس: 9435 667 2 971+

...t Abu Dhabi Bank PJSC • FAB Building, Khalifa Business Park, 1 - Al Qurm District, PO Box 6316, Abu Dhabi, United Arab Emirates • Tel: +971 2 410 6600 • Fax: +971 2 667 9435

3) All other details, Pricing and Installment Payments to remain unchanged and to be paid on their corresponding due dates including its final Installment Payment due on 14th October, 2019 as per the existing payment schedule of **"London Metal Exchange (LME) - Murabaha"** Facility extended to the Customer under Facility Offer Letter.

4) Reference to Conditions (5) and (6) of the Facility Offer Letter Reference No. CAD/039/14 dated 06th April, 2014, the DSCR account is to be fully funded by 28th February, 2020. The DSCR covenant testing shall commence from 28th February, 2020 and to be conducted on each subsequent due Rental Payment Date.

5) **Late Payment Charges,** Clause 20 in the Facility Offer Letter will be deleted and will be replaced with subsequent wordings 20.1 to 20.3:

"20. You hereby commit yourself and undertake, in the event of any delay by way of procrastination in the payment of any Rental Payment (advanced or normal) or any other amount due to ISD-NBAD on its due date, to donate to charity an amount to be added by ISD-NBAD to any next Rental Payment and calculate for the delay period on the basis of 2.0% p.a of the overdue amount. Any delay in payment from your side shall be deemed as procrastination unless prove otherwise. The said amount shall be dispensed of for charitable purposes under the supervision of the Fatwa and Shariah' Supervisory Board of National Bank of Abu Dhabi - Islamic banking Division. ISD-NBAD shall not retain such amount nor account for its profits."

20.1 If any sum due and payable by you pursuant to this Amendment to Facility Letter and the Facility Offer Letter is not paid on its due date in accordance with the provisions of the Facility (the balance for the time being unpaid being an **unpaid amount**), you shall make a payment to the Bank in respect of the unpaid amount calculated in accordance with clause 20.3 (such amount being the **Late Payment Amount**).

20.2 The Bank shall distribute the Late Payment Amount (after deducting the actual costs of the Bank) to such charitable foundations as the Bank may select in its absolute discretion and in all cases under the supervision of the Bank's Shariah Supervisory Board.

20.3 The Late Payment Amount in respect of an unpaid amount for any period relating thereto shall be an amount equal to the result obtained upon application of the formula:

A x (B + M + P) x (N/360)

where:

"A" is the unpaid amount;

"B" is the Benchmark Rate;

"M" is the Margin;

"P" is the Late Payment Default Rate of 3.5% p.a.; and

"N" is the number of days in the period beginning on the due date for payment of such unpaid amount and ending on the date that your obligation to pay the same is discharged."

Unless varied, all other details including but not limited to the Pricing and Variable Rental Payments as per Facility Offer Letter to remain unchanged.

Conditions Precedent:

Each of the following shall be provided to the Bank in the form satisfactory to the Bank prior to implementation of variation of payment terms to the Facility Offer Letter as stated in this Amendment to Facility Letter:

1) Due acceptance of this Addendum Facility Letter.
2) Execution and perfection of any other agreement including but not limited to Addendum to Master Forward Lease Agreement as stipulated by the Bank from time to time.

All other terms and conditions of the Facility Offer Letter are unchanged, and the Facility Offer Letter shall, as amended by this Amendment to Facility Letter, remain in full force and effect.

This Amendment to Facility Letter shall supersede the previous Amendment to Facility Letter dated 10th September 2019, and forms an integral part of the Facility Offer Letter.

بنك أبوظبي الأول ش.م.ع • بناية بنك أبوظبي الأول، مجمع خليفة للأعمال 1 – منطقة القرم، ص.ب 6316 أبوظبي، الإمارات العربية المتحدة • هاتف: 6600 410 2 971+ • فاكس: 9435 667 2 971+

Abu Dhabi Bank PJSC • FAB Building, Khalifa Business Park, 1 - Al Qurm District, P.O. Box 6316, Abu Dhabi, United Arab Emirates • Tel: +971 2 410 6600 • Fax: +971 2 667 9435

Date: 30th December, 2019

FAB ISLAMIC الإسلامي

Our Ref.: SE/CB/EMAIL/UID-29349/2019

Please sign and return copy of this Amendment to Facility Letter as a token of your acceptance.

Yours faithfully,

Signature: ______________________ Signature: ______________________

Name: CRISTOBAL FILLERDA Name: Bassam Maraouch

For and on behalf of

First Abu Dhabi Bank PJSC. (*formerly known as "National Bank of Abu Dhabi – Islamic Banking Division "/ "Abu Dhabi National Islamic Finance"*)

We agree and accept the offer contained in this Amendment to Facility Letter and to be bound by its terms & conditions.

Signature: ______________________ Signature: ______________________

Name: Nicolaas Paardenkooper Name: ______________________

Date: 30 - Dec - 2019 Date: ______________________

SIGN HERE SIGN HERE SIGN HERE

For and on behalf of

Broge Petroleum and Gas Investment Company FZC.

(Company Stamp)

Brooge Petroleum & Gas Invest. Co. FZC
P.O. Box : 50170
Fujairah
U.A.E.